Exhibit 99.2

News From:   [GRAPHIC OMITTED]


Media Contact:    Gigi Ilkay or Stacey Castiglia
                  A. B. Isacson Associates, Inc. for CompuCom Systems, Inc.
                  (212) 529-4500
                  gilkay@abipr.com
                  scastiglia@abipr.com

                  Julie Tunis, Public Relations Manager
                  CompuCom Systems, Inc.
                  (972) 856-3802
                  jtunis@compucom.com


                        COMPUCOM COMPLETES ACQUISITION OF
                             EXCELL DATA CORPORATION
                  New application development resources provide
            CompuCom with additional service capability; Acquisition
                    enhances Microsoft solution capabilities



Dallas, Texas - July 16, 2001 - CompuCom Systems, Inc., (Nasdaq: CMPC), a leading digital infrastructure solutions provider, announced the completion of its acquisition of certain assets of Excell Data Corporation for cash. Under the terms of the transaction, CompuCom acquired certain assets and assumed certain liabilities of Excell Data Corporation, a wholly owned subsidiary of Cambridge Technology Partners. Cambridge Technology Partners is a subsidiary of Novell, Inc. (Nasdaq: NOVL).

     "Excell is a natural extension to our systems integration and outsourcing services," said J. Edward Coleman, President and CEO of CompuCom. "Excell has a broad range of services and technical expertise to support leading-edge products and technologies. These capabilities will enhance CompuCom's ability to customize solutions for clients upgrading their infrastructures to new platforms such as Microsoft Windows XP and .NET."

     Excell is headquartered in Bellevue, Washington and employs more than 300 associates. Excell focuses on high-end technical applications development in its contract consulting activities, such as the development of custom software applications, new commercial software products and e- commerce Web sites. In addition, Excell provides network infrastructure design and deployment and worldwide event technical planning and support.

     "With approximately $40 million in annual revenues, the acquisition of Excell is another step in CompuCom's ongoing transformation to a services-based company," continued Coleman.

About CompuCom Systems, Inc.
----------------------------

CompuCom Systems, Inc. is a leading digital infrastructure solutions provider. CompuCom's clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. CompuCom's technology solutions help companies master complex technologies. CompuCom leverages people, process and technology to offer best in class solutions that enable, optimize and operate the digital technology infrastructure. CompuCom is accessible via the Internet at www.compucom.com.

                                       ###

Certain statements contained in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements, and as a result could have an adverse impact on CompuCom's business, financial condition and operating results. These factors include, among other things, revenue generation, customer acceptance, management of growth and future acquisitions, attraction and retention of key management and technical personnel, competition, vendor's direct marketing initiatives, dependence on vendors and reliance upon vendor programs potential fluctuations in operating results, working capital financing, and the matters discussed in CompuCom's Annual Report on Form 10-K and other public filings and disclosures. Readers should refer to those documents and should not place undue reliance on these forward-looking statements.